Exhibit 4.2

HANGER ORTHOPEDIC GROUP, INC.

7 1/8% Senior Notes due 2018

CUSIP
No.	$

HANGER ORTHOPEDIC GROUP, INC.

promises to pay to Cede & Co. or registered assigns, the principal sum of                      Dollars ($                    ) on November 15, 2018.

Interest Payment Dates:  May 15 and November 15, commencing May 15, 2011.

Record Dates:  May 1 and November 1.

Dated:

7 1/8% SENIOR NOTES DUE 2018

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

HANGER ORTHOPEDIC GROUP, INC.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred
to in the within-mentioned Indenture:

WILMINGTON TRUST COMPANY,
as Trustee

By:
Authorized Signatory

Dated

7 1/8% Senior Notes due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest.  Hanger Orthopedic Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7 1/8% per annum until maturity and shall pay Additional Interest, if any, as provided in Section 5(b) of the Registration Rights Agreement.  The Company shall pay interest semi-annually on May 15 and November 15 of each year, commencing May 15, 2011, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 15, 2011.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.             Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium, if any, and interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and Additional Interest, if any, and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at the office of the Trustee or the Trustee’s agent appointed for such purpose.

All payments of principal and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.

3.             Paying Agent and Registrar.  Initially, Wilmington Trust Company, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.             Indenture.  The Company issued the Notes under an Indenture dated as of November 2, 2010 (“Indenture”) among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are obligations of the Company unlimited in aggregate principal amount.

5.             Optional Redemption.

(a)           Except as set forth in clause (b) of this Paragraph 5, the Notes will not be redeemable at the option of the Company prior to November 15, 2014.  Starting on that date, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture.  The Notes may be redeemed at the applicable redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on November 15 of the years indicated below:

Year	Percentage
2014	103.563%
2015	101.781%
2016 and thereafter	100.000%

(b)           At any time and from time to time, prior to November 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 107.125% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds of any Qualified Equity Offering of the Company’s common stock; provided, however, that:

(1)           after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes issued on the Issue Date (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)           any such redemption shall be made within 90 days of the closing of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

(c)            At any time and from time to time prior to November 15, 2014, the Company may at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).  Notice of such redemption must be mailed by first-class mail, postage prepaid, to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

(d)           Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.             Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.             Repurchase at Option of Holder.

(a)           Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to a minimum $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the purchase date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)           If the Company or one of its Restricted Subsidiaries consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall, within 30 days, commence an offer to all Holders of Notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth herein with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes) and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture.  To the extent that the aggregate amount of Notes (including Additional Notes) and other Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for purposes not otherwise prohibited by the Indenture and they will no longer constitute Excess Proceeds.  If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness tendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis.  Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8.             Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.             Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.           Persons Deemed Owners.  The registered holder of a Note may be treated as its owner for all purposes.

11.           Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class.  Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect, omission, mistake or inconsistency, to provide for global notes and/or uncertificated notes in addition to or in place of certificated notes, to provide for the assumption by a successor Person of the obligations of the Company under the Indenture in the case of a merger or consolidation or sale of all or substantially all of the assets of the Company, to make any change that would provide any additional rights or benefits to the Holders of Notes (including the addition of Events of Default), to make any change to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantors, to add a Subsidiary Guarantor under the Indenture or release a Subsidiary Guarantor in accordance with the Indenture, to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of the Notes” section of the Company’s offering memorandum dated October 20, 2010 relating to the Notes, to the extent such provision of the Indenture, the Notes or the Subsidiary Guarantees was intended to conform to the text of the “Description of the Notes” section, to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee and to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture.

12.           Defaults and Remedies.  Each of the following is an Event of Default under the Indenture if it shall occur and be continuing:  (1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes; (2) default in payment when due of principal of, or premium, if any, on the Notes; (3) failure by the Company or any of its Restricted Subsidiaries to comply with Article 5 of the Indenture; (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with Sections 4.12 and 4.18 of the Indenture; (5) failure to perform or comply with Section 4.03 of the Indenture and continuance of such failure to perform or comply for a period of 90 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; (6) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or in the Notes after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; (7) default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument (other than the Indenture, this Note and the Subsidiary Guarantees) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than any such Indebtedness payable to the Company or any Subsidiary of the Company) by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or (B) results in the acceleration of such Indebtedness prior to its express maturity; and in each such case, the principal amount of any such indebtedness, together with the principal amount of any other such Indebtedness under which there exists a Payment Default or the maturity of which has been so accelerated at such time, aggregates more than $30.0 million; (8) failure by the Company or any of the Subsidiary Guarantors to pay final judgments (to the extent nor covered by insurance) aggregating in excess of $30.0 million, which judgments are not paid, discharged, satisfied, waived, bonded or stayed for a period of 60 consecutive days; (9) except as permitted by or in accordance with the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (10) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary).  If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.           Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.           No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company or of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes; such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.           Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes that are Initial Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of November 2, 2010, between the Company and the parties named on the signature pages thereto or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreements, if any, among the Company and the other parties thereto, relating to rights given by the Company to the purchasers of any Additional Notes.

19.           Governing Law.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPALS OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

Hanger Orthopedic Group, Inc.
10910 Domain Drive, Suite 300
Austin, Texas  78758
Attention:  Chief Financial Officer

Assignment Form

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

NOTATION OF GUARANTEE

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of November 2, 2010 (the “Indenture”), among Hanger Orthopedic Group, Inc. (the “Company”), the Subsidiary Guarantors listed on the signature pages thereto and Wilmington Trust Company, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee.  This Subsidiary Guarantee is subject to release as and to the extent set forth in Sections 10.04 and 10.05 of the Indenture.  Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions.  Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[Signatures on following page]

Hanger Prosthetics & Orthotics, Inc.

By:
Name:	George E. McHenry
Title:	Executive Vice President,
Chief Financial Officer and Secretary

ABi Orthotic/Prosthetic Laboratories, Ltd.
Advanced Prosthetics of America, Inc.
The Brace Shop Prosthetic Orthotic Centers, Inc.
Colorado Professional Medical, Inc.
Creative Orthotics & Prosthetics, Inc.
DDOPP Holding LLC
DiBello’s Dynamic Orthotics and Prosthetics
Partnership Ltd.
Dosteon Solutions, LLC
Elite Care, Incorporated
Eugene Teufel & Son Orthotics & Prosthetics, Inc.
Hanger Prosthetics & Orthotics East, Inc.
Hanger Prosthetics & Orthotics West, Inc.
Hattingh Holdings, Inc.
Inline Orthotic and Prosthetic Systems
Innovative Neurotronics, Inc.
Linkia, LLC
Nebraska Orthotic & Prosthetic Services, Inc.
OPNET, Inc.
Orthopedic Rehabilitation Products, Ltd.
Southern Prosthetic Supply, Inc.
Speed Acquisition Vehicle, Inc.
Wasatch Orthotics & Pedorthics, LLC

By:
Name:	George E. McHenry
Title:	Treasurer and Secretary